Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inogen, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	130,000	$6.40	$832,000.00	0.0001381	$114.90

Total Offering Amounts					$832,000.00		$114.90

Total Fee Offsets							—

Net Fee Due							$114.90

(1)

Represents an aggregate of 130,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Inogen, Inc. (the “Registrant”) issuable upon the vesting of time-based restricted stock units granted to one employee to induce such employee to accept employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “2026 Inducement Award”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of the Registrant’s Common Stock that may become issuable under the agreement governing the 2026 Inducement Award to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or other similar transaction.

(3)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $6.40, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Global Select Market on July 20, 2026 (such date being within five business days of the date on which this Registration Statement was filed with the U.S. Securities and Exchange Commission).

(4)	The Registrant does not have any fee offsets.